SEC File No.  _____________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

BIG CAT ENERGY CORPORATION
(Exact name of registrant as specified in charter.)

NEVADA	61-1500382
(State of other jurisdiction or organization) (I.R.S. Employer of incorporation Identification Number)

201 West Lakeway, Suite 1000
Gillette, Wyoming 82718
(307) 685-3122
(Address and telephone of executive offices, including zip code.)

THE BIG CAT ENERGY CORPORATION
2007 NONQUALIFIED STOCK OPTION PLAN

Timothy Barritt, President and Principal Executive Officer
Big Cat Energy Corporation
201 West Lakeway, Suite 1000
Gillette, Wyoming 82718
(307) 685-3122
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of		Aggregate Proposed	Proposed Maximum
Securities to be	Amount to be	Maximum Offering	Aggregate Offering	Amount of
Registered	Registered	Price per Unit/Share	Price [1]	Registration Fee [1]

Common Shares, $0.00001	5,000,000	$3.45	$17,250,000	$1,845.75
par value, issuable upon
exercise of stock options
by Grantees

Totals	5,000,000	$3.45	$17,250,000	$1,845.75

[1]	Based upon the mean between the closing bid and ask prices for common shares on March 21, 2007 in accordance with Rule 457(c).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     We hereby incorporate by reference the following:

a)	Our last Form 10-KSB filed with the Securities and Exchange Commission (“SEC”).

b)	All other reports, proxy statements and information statements filed subsequent to the foregoing Form 10-KSB to pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4. DESCRIPTION OF SECURITIES.

Common Stock.

     Our authorized common stock consists of 100,000,000 shares of $0.0001 par value common stock. As of March 21, 2007, 29,541,000 shares are issued and outstanding. 3,489,500 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the “Act”) and 26,051,500 shares are “restricted securities” as that term is defined in Rule 144 promulgated under the Act.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of common stock or the average of the weekly trading volume of the common stock during the four calendar weeks prior to such sale. The provision relating to the weekly trading volume may not be relied upon by sellers of our common stock. Sellers of our common stock under, Rule 144, must file a Form 144 with the SEC. If the shares of common stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required to be filed with the SEC. Sales under Reg. 144 may have a depressive effect on the market price of our common stock.

     All of our shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of our directors.

     Upon liquidation, dissolution or winding up of our affairs, our assets, after the payment of liabilities, will be distributed pro rata to the holders of our common stock. Holders of our common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of our common stock presently outstanding are fully paid and non-assessable.

Dividends

     Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividends have been paid on our common shares since inception, and none is contemplated in the foreseeable future.

Transfer Agent

     Nevada Agency & Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501 is our transfer agent. Its telephone number is (775) 322-0626.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to our articles of incorporation and the laws of the state of Nevada, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

     Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION.

     None; not applicable.

ITEM 8. EXHIBITS.

     The following Exhibits are incorporated herein by reference from our Form 10-SB Registration Statement filed with the Securities and Exchange Commission, SEC File Number 000-49870 filed on June 17, 2002. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.1	Amended Articles of Incorporation.
3.1	Amended Articles of Incorporation.
3.2	Bylaws.

     The following documents are incorporated by reference from our Form 10-KSB filed with the Securities and Exchange Commission for the period ending April 30, 2005:

Exhibit No.	Document Description
14.1	Code of Ethics.

     The following documents are incorporated by reference from our Form 10-QSB filed with the Securities and Exchange Commission for the period ending January 31, 2006:

Exhibit No.	Document Description
10.1	Asset Purchase Agreement

       The following documents are incorporated by reference from our Form SB-2 registration statement filed with the Securities and Exchange Commission, SEC File Number 333-138348 on November 1, 2006:

Exhibit No.	Document Description
3.1	Amended Articles of Incorporation
5.1	Opinion of Conrad C. Lysiak, Attorney at Law
10.1	Agreement with Charles Peck
10.2	Agreement with George L. Hampton III
23.1	Consent of Cordovano and Honeck, P.C., Certified Public Accountants
23.2	Consent of Conrad C. Lysiak

     The following documents are incorporated herein:

Exhibit No.	Document Description
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1	2007 Nonqualified Stock Option Plan as amended.
23.1	Consent of Cordovano and Honeck, P.C., Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak, Attorney at Law.

ITEM 9. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

1.	File during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

	(iii)	Include any additional or changed material information on the plan of distribution.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and,

	(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 22nd day of March, 2007.

BIG CAT ENERGY CORPORATION

BY: TIMOTHY G. BARRITT
Timothy G. Barritt
President, Principal Executive Officer, and a
member of the Board of Directors

BY: ROBERT GOODALE
Robert Goodale
Secretary, Treasurer, Principal Financial
Officer, Principal Accounting Officer, and a
member of Directors

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons:

Signature	Title	Date

TIMOTHY G. BARRITT	Director	March 22, 2007
Timothy G. Barritt

RICHARD STOCKDALE	Director	March 22, 2007
Richard Stockdale

RAY MURPHY	Director	March 22, 2007
Ray Murphy

_______________________	Director	March ___, 2007
Charles Peck

_______________________	Director	March ___, 2007
George L. Hampton III